Exhibit d.6

                 SUBADVISORY AGREEMENT

     THIS SUBADVISORY AGREEMENT is entered into as of the 30th day of November, 2000 between Frontegra Asset
Management, Inc. ("Adviser") and Northern Capital
Management, LLC ("Subadviser").

                      W I T N E S S E T H

     WHEREAS, Frontegra Funds, Inc., a Maryland corporation (the "Corporation"), is registered with the Securities and Exchange Commission (the "SEC") as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940
Act");

     WHEREAS, pursuant to an Investment Advisory
Agreement with Adviser (the "Advisory Agreement"), the
Corporation has retained Adviser to act as its investment adviser;

     WHEREAS, the Corporation is currently comprised of four series: the Frontegra Total Return Bond Fund, the
Frontegra Opportunity Fund, the Frontegra Growth Fund and the Frontegra Emerging Growth Fund;

     WHEREAS, the Advisory Agreement permits Adviser to delegate certain of its duties to a subadviser, subject to the requirements of the 1940 Act; and

     WHEREAS, Adviser desires to retain Subadviser as subadviser for the Frontegra Growth Fund (the "Fund").

     NOW, THEREFORE, Adviser and Subadviser mutually agree as follows:

     1. Appointment as Subadviser. Adviser hereby retains Subadviser to act as subadviser for the Fund, subject to the supervision of Adviser and the Board of Directors of the Corporation and subject to the terms of this Agreement, and Subadviser agrees to accept such employment.

     2.   Duties of Subadviser.

          (a)  Investments.  Subject to the 1940 Act,
the direction of Adviser, the Board of Directors of the Corporation and the investment policies and restrictions of the Fund as set forth in the Corporation's current registration statement on Form N-
1A, Subadviser is authorized and directed to purchase, hold, sell and monitor on a continuous basis investments for the account of the Fund (the
"Investments").  In providing these services,
Subadviser will conduct a continual program of investment, evaluation and, if appropriate, sale and reinvestment of the Fund's assets. Adviser will provide Subadviser with reasonable assistance in connection with Subadviser's activities under this Agreement, including without limitation, information concerning the Fund, its funds available for investment and general affairs of the Corporation.

          (b) Allocation of Brokerage. Subject to the supervision of Adviser and the Board of Directors of the Corporation, Subadviser is authorized and directed to establish and maintain accounts on behalf of the Fund, place orders for the purchase and sale of Investments with or through, such persons, brokers or dealers as Subadviser may elect, and negotiate commissions to be paid on such transactions. In selecting brokers or dealers and placing orders, Subadviser will seek to obtain the most favorable combination of price and execution available
(considering all factors it deems relevant, including price, size of transaction, nature of the market for the security, amount of commission, if any, timing, reputation of broker or dealer and other factors), except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as provided below.

               The Subadviser may cause the Fund to pay a broker that provides brokerage and research services to the Subadviser a commission in excess of the commission that another broker would have charged for effecting that transaction provided (i) the Subadviser determines in good faith that the commission is reasonable in relation to the value of the brokerage and research services provided by the executing broker in the terms of the particular transaction or in terms of the Subadviser's overall responsibilities with respect to the Fund and the other accounts as to which the Subadviser exercises investment discretion, (ii) such commission is paid in compliance with all applicable state and federal laws, including Section
28(e) of the Securities Exchange Act of 1934, as amended, and in accordance with this Agreement, and
(iii) in the opinion of the Subadviser, the total commissions paid by the Fund will be reasonable in relation to the benefits to the Fund over the long term.

               To the extent not prohibited by
applicable law, if Subadviser deems the purchase or sale of a security to be in the best interests of the Fund as well as other clients of Subadviser, it may aggregate the securities to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of these securities and the expenses incurred in the transaction will be made by Subadviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and its other clients.

          (c) Securities Transactions. Subadviser and any of its affiliated persons will not purchase securities or other instruments from or sell securities or other instruments to the Fund; provided, however, Subadviser may purchase securities or other instruments from or sell securities or other instruments to the Fund if such transaction is permissible under applicable law or any exemptive regulatory order.
Subadviser will observe and comply with Rule 17j-l under the 1940 Act. Upon request during any business day, Subadviser immediately will make available to Adviser or the Fund any reports concerning the Fund required to be made by Subadviser pursuant to Rule 17j-
1 under the 1940 Act.

          (d)  Books and Records.  Subadviser will
maintain all books and records required to be maintained pursuant to the 1940 Act, including without limitation, a daily ledger of such assets and liabilities relating thereto and brokerage and other records of all securities transactions, and will furnish to Adviser in a timely manner all information relating to Subadviser's services under this Agreement.
The Subadviser will also preserve such books and records for the periods prescribed in Rule 31a-2 under the 1940 Act. All books and records remain the sole property of the

Corporation and shall be immediately surrendered to the Corporation upon request, provided that Subadviser may retain a copy of the books and records. Upon request during any business day, all books and records maintained under this Agreement immediately will be made available to the Corporation or Adviser.

          (e)  Information Concerning Investments.  As
Adviser or the Board of Directors of the Corporation may reasonably request, Subadviser will furnish reports on portfolio transactions and reports on Investments held in the portfolio in such detail as the requesting party may request. As mutually agreed upon, Subadviser also will provide the Fund and Adviser periodic economic and investment analyses and reports or other investment services normally available to Subadviser's other clients. Upon reasonable advance notice, Subadviser will make its officers and employees available to meet with Adviser and the Corporation's
Board of Directors at the Corporation's principal place of business or another mutually agreed location to review the Investments of the Fund. Subadviser will inform the Corporation and Adviser of changes in investment strategy, tactics or key personnel.
Subadviser also will provide information or perform additional acts as are customarily performed by a subadviser or which are required for the Fund or Adviser to comply with their respective obligations under applicable law, including without limitation the Internal Revenue Code of 1986, the 1940 Act, the
Investment Advisers Act of 1940, as amended (the
"Advisers Act"), the Securities Act of 1933, as amended
(the "1933 Act"), and any state securities law, rule or regulation.

          (f)  Custody Arrangements.  Subadviser
acknowledges receipt of a Custody Agreement for the Fund and, to the extent within its control, will comply with the requirements of the Custody Agreement. On each business day, Subadviser will provide the Fund's custodian with information relating to all transactions concerning the Fund's assets as Adviser or the custodian requests.

          (g) Voting of Proxies. Subadviser will have the power to vote all securities in which it invests
Fund assets and shall not be required to seek or take instruction from Adviser or the Fund with respect to any such vote.

          (h)  Agent.  Subject to any other written
instructions of Adviser, the Corporation or the Fund, Subadviser is hereby appointed as Adviser's, the Corporation's and the Fund's agent and attorney-in-fact for the limited purpose of executing account documentation, agreements, contracts and other documents as Subadviser is requested by brokers, dealers, counterparties and other persons in connection with its management of the Investments; provided, however, that any such documentation that the Subadviser shall execute shall comply with all laws, rules and regulations applicable to the business of the Adviser and the Corporation, including but not limited to the Advisers Act, the 1940 Act and the rules and regulations thereunder. The Subadviser shall provide the Adviser and the Corporation with copies of any documents executed on behalf of the Adviser or the Corporation hereunder as soon as possible after the execution of any such documents.

          (i)  Compliance with Applicable Law and
Governing Documents. With respect to all matters relating to its performance under this Agreement, Subadviser and its directors, officers, partners, employees and interested persons will act in accordance with all applicable law.

Subadviser will act in accordance with the Corporation's governing instruments and regulatory filings, including the Corporation's Articles of Incorporation, By-Laws, currently effective Registration
Statement under the 1940 Act and the 1933 Act and Notice of Eligibility under Rule 4.5 of the Commodity Exchange
Act (the "CEA") (collectively, "Governing Instruments and Regulatory Filings") and any instructions or directions of the Corporation, its Board of Directors or Adviser which whenever practicable the Adviser or the Corporation shall provide in writing. Adviser will provide Subadviser with any amendments, supplements or other changes to the Governing Instruments and Regulatory Filings as soon as practicable after such materials become available, and upon receipt Subadviser will act in accordance with such amendments, supplements or other changes.

          (j)  Corporation's Name; Adviser's Name.
Subadviser will have no rights relating to the Corporation's name, the Fund's name or in the name
"Frontegra" as it is used in connection with investment products, services or otherwise, and Subadviser will make no use of such names without the express written consent of the Corporation, the Fund or Adviser, as the case may be; provided that notwithstanding anything in this Agreement, Subadviser shall be entitled to use the Fund's name and the name "Frontegra" in connection with compiling and advertising its performance record and in Form ADV or any other document required to be filed with any governmental agency or self-regulatory organization.

     3. Services Exclusive. Except as consented to by the Adviser in writing (which consent shall not be unreasonably withheld), during the term of this Agreement and for a period of one year thereafter, Subadviser (and its successors) and any person or entity controlled by Subadviser other than individual employees, will not act as investment adviser or subadviser or render investment advice to or sponsor, promote or distribute any investment company or comparable entity registered under the 1940 Act that is in the same Lipper category as the Fund.

     4. Duties of Adviser. Adviser will continue to be responsible for all services to be provided to the Fund pursuant to the Advisory Agreement, and shall oversee and review Subadviser's performance under this Agreement.

     5. Independent Contractor. Subadviser will be an independent contractor in performing its duties under this Agreement and unless otherwise expressly provided herein or otherwise authorized in writing, will have no authority to act for or represent the Corporation, the Fund or Adviser in any way or otherwise be deemed an agent of the Corporation, the Fund or Adviser.

     6. Compensation. Adviser will pay Subadviser a fee for its services (the "Subadvisory Fee") at the annual rate of (i) 0.25 of 1% of the Fund's average daily net assets prior to the first date when the Fund's average daily net assets exceed $200 million and
(ii) 0.30 of 1% of the Fund's average daily net assets on and after the first date when the Fund's average net assets exceed $200 million. The Subadvisory Fee shall be accrued each calendar day during the term of this Agreement and the sum of the daily fee accruals shall be paid monthly as soon as practicable following the last day of each month. The daily fee accruals will be computed by multiplying the fraction of 1/365 by the annual rate and multiplying the product by the net asset value of the Fund as determined in accordance with the Corporation's registration statement as of the close of business on the previous business day on which the Fund was open for business, or in such other manner as the parties agree. The Subadvisory Fee payable pursuant to this Section 6 shall not be reduced or affected in any way by any advisory fee reduction or waiver agreement, or any expense limitation undertaking, entered into between Fund and Adviser.

     7. Expenses. The Subadviser shall bear all expenses incurred by it in connection with its services under this Agreement other than the cost of securities, commodities and other investments (including brokerage commissions and other transaction charges, if any) purchased by the Fund. In addition, the Subadviser will, from time to time at its sole expense, employ such persons as it believes to be particularly fitted to assist it in the execution of its duties hereunder.
The Subadviser shall not be responsible for the Fund's or the Adviser's expenses. Specifically, Subadviser will not be responsible for expenses of the Fund or the Adviser, including, but not limited to, the following:
(a) charges and expenses for determining the Fund's net asset value and the maintenance of the Fund's books and records and related overhead; (b) the charges and expenses of the Fund's lawyers and auditors; (c) the charges and expenses of any custodian, transfer agent, plan agent, dividend disbursing agent and/or administrator appointed by the Fund; (d) brokers' commissions, and issue and transfer taxes chargeable to the Fund in connection with securities transactions to which the Fund is a party; (e) insurance premiums, interest charges, dues and fees for membership in trade associations and all taxes and corporate fees payable by the Fund to federal, state or other government agencies; (f) fees and expenses required to be paid for registration with the SEC, or any fees and expenses required to be paid for the sale of Fund shares in any state; (g) expenses related to shareholders' and directors' meetings, and the preparation, printing and distribution of prospectuses, proxy statements, reports to shareholders and other Fund sales literature (other than those necessitated by events occurring at or caused by the Subadviser); (h) distribution fees payable pursuant to rule 12b-1 under the 1940 Act, if any; and (i) compensation payable to the Fund's directors. The Fund or the Adviser shall reimburse
Subadviser for any such expenses or other expenses of the Fund or the Adviser as may be reasonably incurred by Subadviser on behalf of the Fund or the Adviser.
The Subadviser shall maintain and provide to the Fund or the Adviser adequate records of all such expenses.

     8.   Representations and Warranties of Subadviser.
Subadviser represents and warrants to Adviser, the Corporation, and the Fund as follows:

          (a)  Subadviser is registered as an
investment adviser under the Advisers Act;

          (b)  Subadviser will not engage in any
futures transactions or options thereon on behalf of the Fund prior to Subadviser filing a notice of exemption pursuant to Rule 4.14 under the CEA with the Commodity Futures Trading Commission (the "CFTC") and the National Futures Association or becoming otherwise qualified to act as a commodity trading advisor under the CEA;

          (c)  Subadviser is a corporation duly
organized and validly existing under the laws of Wisconsin with the power to carry on its business as it is now being conducted;

          (d)  The execution, delivery and performance
by Subadviser of this Agreement are within its powers and have been duly authorized by all necessary action on the part of its members, and no action or filing with any governmental body, agency or official is required for the execution, delivery and performance of this Agreement, and the execution, delivery and performance by Subadviser of this Agreement do not contravene or constitute a default under any provision of applicable law, rule or regulation, Subadviser governing instruments or any agreement, judgment, injunction, order, decree or other instrument binding upon Subadviser;

          (e)  This Agreement is a valid and binding
agreement of Subadviser;

          (f) Subadviser has provided its current (and will provide all amendments thereto) Form ADV to Adviser, and each Form ADV provided to Adviser is and will be a true and complete copy of the form filed with the SEC and, to the best of Subadviser's knowledge and belief, after consultation with counsel, the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; and

          (g)  Subadviser has provided its Code of
Ethics to Adviser along with the certification required by Rule 17j-1(c)(ii) under the 1940 Act. In accordance with Rule 17j-1, the Subadviser will submit any material changes to such Code of Ethics to the Corporation's Board of Directors for approval no later than six months after adoption of the material changes.
During the term of this Agreement, Subadviser will annually certify to the Corporation's Board of Directors that it has adopted procedures reasonably necessary to prevent access persons from violating the Code of Ethics, and will describe in a written report any issues arising under the Code regarding material violations of the Code and sanctions imposed in response thereto.

     9.   Representations and Warranties of Adviser.
Adviser represents and warrants to Subadviser, as follows:

          (a)  Adviser is registered as an investment
adviser under the Advisers Act;

          (b)  Adviser is a corporation duly organized
and validly existing under the laws of Illinois with the power to carry on its business as it is now being conducted;

          (c)  The execution, delivery and performance
by Adviser of this Agreement are within its powers and have been duly authorized by all necessary action, and Adviser has caused to be taken all necessary action under the Advisory Agreement and the 1940 Act to authorize the retention of Subadviser under this Agreement, and no action or filing with any governmental body, agency or official is required for the execution, delivery and performance of this Agreement;

          (d)  This Agreement is a valid and binding
agreement of Adviser and the Corporation on behalf of the Fund; and

          (e)  Adviser has provided to Subadviser the
Corporation's current Registration Statement on Form N-
1A, and agrees to provide Subadviser with all supplements or amendments thereto and to advise
Subadviser promptly in writing of any changes in the Fund's investment policies or restrictions.

     10.  Survival of Representations and Warranties.
All representations and warranties made by Subadviser pursuant to Section 8 will survive for the duration of this Agreement, and Subadviser will immediately notify
Adviser and the Corporation in writing upon becoming aware that any of the foregoing representations and warranties are no longer true. In addition, Subadviser will deliver to Adviser and the Fund copies of any material amendments, supplements or updates to any of the information provided to Adviser within 15 days after becoming available.

     11.  Liability and Indemnification.

          (a)  Liability.  In the absence of willful
misfeasance, bad faith, gross negligence, or reckless disregard on the part of the Subadviser of its duties or obligations under this Agreement, the Subadviser shall not be subject to any liability for errors of judgment, mistake of law or for any loss suffered by the Adviser, the Corporation, the Fund, or its shareholders in connection with matters to which this Agreement relates. In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard on the part of the Adviser of its duties or obligations under this Agreement, the Adviser shall not be subject to any liability to the Subadviser, for any act or omission in the course of, or in connection with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of Investments; provided, however, that nothing herein shall relieve the Adviser or the Subadviser from any of their respective obligations under applicable law, including without limitation, federal and state securities laws and the CEA.

          (b)  Indemnification.  The Subadviser shall
indemnify the Adviser and the Corporation, and their respective officers, directors and "controlling persons" (within the meaning of Section 2(a)(9) of the 1940 Act), for any liability and expenses, including reasonable attorneys' fees, which may be sustained as a result of the Subadviser's willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties or obligations hereunder or any violations of applicable law, including, without limitation, federal and state securities laws and the CEA. The Adviser shall indemnify the Subadviser and its officers, directors, and "controlling persons" (within the meaning of Section 2(a)(9) of the 1940 Act) for any liability and expenses, including reasonable attorneys' fees, which may be sustained as a result of the Adviser's willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties and obligations hereunder or any violations of applicable law, including, without limitation, federal and state securities laws and the CEA.

     12.  Duration and Termination.

          (a)  Duration.  This Agreement shall begin
for the Fund as of the date first written above and shall continue in effect for two years from the date of this Agreement and thereafter for successive periods of one year, subject to the provisions for termination and all of the other terms and conditions hereof if such continuation shall be specifically approved at least annually (i) by the vote of a majority of the Board of Directors of the Corporation, including a majority of the directors who are not parties to this Agreement or "interested persons" of any such party (as defined in the 1940 Act), cast in person at a meeting called for that purpose or (ii) by the vote of a majority of the outstanding voting securities (as that phrase is defined in Section 2(a)(42) of the 1940 Act) of the Fund.

          (b)  Termination.  Notwithstanding anything
to the contrary provided herein, this Agreement may be terminated at any time, without payment of any penalty:
(i) by the vote of a majority of the Board of Directors of the Corporation, by the vote of a majority of the outstanding voting securities of the Fund or by Adviser, in each case upon 60 days' written notice; or
(ii) by Subadviser upon 120 days written notice to Adviser, the Corporation, and the Fund. This Agreement shall also terminate automatically in the event of its assignment (as defined in Section 2(a)(4) of the 1940
Act) or upon the termination of the Advisory Agreement.

     13. Amendment. This Agreement may be amended by the mutual consent of the parties, provided that the terms of each such amendment shall be approved by (i) the affirmative vote of a majority of the Board of Directors of the Corporation cast in person at a meeting called for that purpose, including a majority of directors who are not "interested persons" of the Fund or the Adviser, and (ii) if necessary, by a vote of a majority of the outstanding voting securities of the Fund. If such amendment is proposed in order to comply with the requirements of the SEC, state regulatory bodies or other governmental authorities, or to expressly obtain any advantage for Adviser and Subadviser under federal or state laws, Adviser will notify Subadviser of the form of amendment which it deems necessary or advisable and the reasons therefor, and if Subadviser declines to assent to such amendment, the Adviser may terminate this Agreement forthwith.

     14. Confidentiality. Subject to the duties of the Subadviser to comply with applicable laws, including any demand of any regulatory or taxing authority having jurisdiction or under compulsory process of law, the Subadviser shall, during the term of this Agreement and for a period of 5 years thereafter, treat as confidential all non-public information pertaining to the Fund and the actions of the Subadviser, the Adviser and the Corporation in respect thereof. Information disclosed in voluntary and required reports to shareholders of the Corporation and to regulatory authorities is deemed to be public information.

     15. Notice. Any notice that is required to be given by the parties to each other under the terms of this Agreement shall be in writing, delivered or mailed postpaid to the other party, or transmitted by facsimile with acknowledgment of receipt, to the parties at their principal places of business, which may from time to time be changed by the parties by notice to the other party.

     16. Governing Law. This Agreement is governed by and construed in accordance with the laws of the United
States and the internal laws of the State of Illinois;
provided, however, that nothing herein shall be construed in a manner that is inconsistent with the 1940 Act, the Advisers Act or the rules and regulations promulgated with respect to such respective Acts.

     17. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall together constitute one and the same instrument.

     18.  Third Party Rights.  In addition to the
parties hereto, this Agreement is intended to be for the benefit of the Corporation, which is intended to be a third-party beneficiary hereunder and may, as such, exercise such rights as if it were the Adviser. With the exception of such parties, no other party shall have any rights hereunder.

     19.  Severability.  If any provision of this
Agreement is held or made invalid by a court decision or applicable law, the remainder of the Agreement shall not be affected adversely and shall remain in full force and effect.

     20.  Miscellaneous.  Any question of
interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof. Specifically, as used in this Agreement, "investment company,"
"affiliated person," "interested person," "assignment,"
"broker," "dealer" and affirmative "vote of the majority of the Fund's outstanding voting securities" shall all have such meaning as such terms have in the 1940 Act. The term "investment adviser" shall have such meaning as such term has in the Advisers Act or the 1940 Act, as the case may be. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.



                              FRONTEGRA ASSET MANAGEMENT, INC.
                              on behalf of Frontegra Growth Fund


                              By:   /s/ William D. Forsyth III
                                    --------------------------------------
                              Its:  Co-President


                              Attest:  /s/ Ellen Drought
                                       -----------------------------------


                              NORTHERN CAPITAL MANAGEMENT, LLC


                              By:   /s/ Daniel T. Murphy
                                    --------------------------------------
                              Its:  President


                              Attest:  /s/ Joan Worden
                                       -----------------------------------